SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)


                               NAVARRE CORPORATION


                                  Common Stock
                         (Title of Class of Securities)

                                    639208107
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP NO.  639208107                  13G/A

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Eric H. Paulson
         ###-##-####

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a)

                                                     (b)  X

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA


NUMBER OF  SHARES          5       SOLE VOTING POWER
BENEFICIALLY OWNED                 2,541,307 shares
BY EACH REPORTING
PERSON WITH                6       SHARED VOTING POWER
                                   N/A

                           7       SOLE DISPOSITIVE POWER
                                   2,535,657

                           8       SHARED DISPOSITIVE POWER
                                   5,650

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,541,307

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         N/A

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          35.6 %

12       TYPE OF REPORTING PERSON*

         IN

Item 1.

         (a)      Name of Issuer:

                  Navarre Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                  7400 - 49th Avenue North
                  New Hope, MN  55428

Item 2.

         (a)      Name of Person Filing:

                  Eric H. Paulson

         (b)      Address of Principal Business Office or, if none, Residence:

                  7400 - 49th Avenue North
                  New Hope, MN  55428

         (c)      Citizenship:

                  USA

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  639208107

Item 3. If this statement is filed pursuant to Rule 13-d-1 (b), or 13d-2 (b), check whether the person filing is a:

         (a)          Broker or Dealer registered under Section 15 of the Act

         (b)          Bank as defined in Section 3(a)(6) of the Act

         (c)          Insurance Co. as defined in Section 3(a)(19) of the Act

         (d) Investment Co. registered under Section 8 of the Investment Company Act

         (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

         (g)          Parent Holding Co., in accordance with 240.13d-1(b)(ii)(H)

                      N/A

Item 4.        Ownership

               (a)      Amount Beneficially Owned:

                        2,541,307

               (b)      Percent of Class:

                        35.6 %

               (c)

                         Number of shares as to which such person has:

                         (i)      Sole power to vote or to direct the vote:

                                  2,541,307

                         (ii)     Shared power to vote or to direct the vote:

                                  None

                         (iii) Sole power to dispose or to direct the disposition of:

                                  2,535,657

                         (iv) Shared power to dispose or to direct the disposition of:

                                  5,650

                         Of the shares listed above, 2,535,657 are owned by Mr. Paulson 5,650 are owned by family member and 130,000 shares are deemed owned pursuant to options exercisable within 60 days of December 31, 1997.

Item 5.        Ownership of Five Percent or Less of a Class

               Not Applicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not Applicable

Item 8.        Identification and Classification of Members of the Group

               Not Applicable

Item 9.        Notice of Dissolution of Group

               Not Applicable

Item 10.       Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         DATE:         February 13, 1998

                                         SIGNATURE:    /s/Eric H. Paulson

                                         NAME/TITLE:   President &
                                                       Chief Executive Officer